Exhibit 10.74

Equity Pledge Setting Contract

Contractors:	(Pledgor and Party A) :	dMobile Systems Co. Ltd.
	(Pledgee and Party B) :	Zhiming Xu

1.	Reasoning

To guarantee Party A pay off sale price to Aerkomm Inc. and fulfilled its obligations under the Equity Sales Contract (attached as the Equity Sales Contract), Party A agrees to establish a Pledge (hereafter referred to as the “Security Interest”) in respect to the equity portion (hereafter referred to as “the Object of the Pledge” or “the Collateral”) of Aerkomm Taiwan Inc., which was acquired by Party A from Aerkomm Inc., and transfer it to a Party B designated by Aerkomm Inc. Both parties agree to and promise to abide by the following provisions of this contract.

2.	Object of the Pledge (also the Collateral, and will hereafter be referred to as the Object of the Pledge or the Collateral)

With respect to the equity in the following companies held by Party A, Party A agrees to set the Security Interest for Party B as follows:

Name	Number of Stock	Pledge Investment Amount
Equity in Aerkomm Taiwan inc.	25,500,000 shares	$255,000,000 New Taiwan Dollars (hereafter “yuan”)

3.	The scope of Creditor’s Rights under the Security Interests:

The Security Interests guarantee Party A shall pay the total purchase price of 255,500,000 yuan (hereafter referred to as “the Total Purchase Price”) to Aerkomm Inc. and fulfill the Equity Sales Contract obligations (hereafter referred to as the Creditor’s Rights guaranteed by the Security Interest”), including but not limited to the creditor’s rights of Aerkomm Inc. to be paid the full $255,000,000 yuan, return the money accumulated or advanced by Aerkomm Inc., as well the interest, deferred interest, fees related to a breach of contract, fees associated with obtaining the name and maintaining the Collateral, costs of preserving the Collateral, compensation for damages arising from Party A’s failure to fulfill their obligations and defects in the Collateral, or fees falling within the scope of the creditor’s rights.

4.	Cancelling and Establishing the Security Interest:

a.	At the time of signing this contract, Party A agrees to the terms of the Pledge for Party B and will send certificates relating to such rights to Party B. At the same time, Party A will notify Aerkomm TaiwanInc. of relevant information regarding Security Interest to register the Pledge.

b.	After Party A pays the total purchase price to Aerkomm Inc., unless otherwise directed by Aerkomm Inc., Party B may cancel the Security Interests (that is, Party B shall notify Aerkomm TaiwanInc. and handle the cancellation.

5.	Party A’s Guarantees

a.	Party A declares legal ownership to the subject matter of the Pledge, is the rightful owner who can dispose the subject matter of the pledge, and that nobody else has such claim to said right.

b.	If Party A violates this contract or the Purchase agreement with Aerkomm Inc., or if the Pledge is found to be defective or in dispute, Party B may request Party A to fulfill the aforementioned contract within a reasonable period of time, or also provide another guarantee or substitute of similar value which is approved of by Party B, and assist in settling any relevant disputes. If Party A fails to fulfill its obligations within a reasonable time period, Party B may exercise right to the agreement (transfer ownership rights of the Collateral to Party B) and exercise all the rights under the Security Interests (methods of exercising the Security Interests include but are not limited to auctioning off the Collateral and repayment with the sale proceeds, acquiring ownership of the Collateral along with all rights and interests derived from the Collateral, and disposal of the Collateral by means other than an auction, such as selling the Collateral to a specific person, etc.). Additionally, in accordance with the Equity Sales Contract between Party A and Aerkomm Inc., Aerkomm Inc. may simultaneously claim for compensation from Party A arising from breach of the Agreement.

c.	Unless otherwise agreed to by Party A and Aerkomm Inc., without prior written consent by either Aerkomm Inc. or Party B, Party A shall not transfer, create pledge, or dispose of the objectives of the Pledge or its interests in any way.

d.	If the objectives of the Pledge require that a third party register under the Pledge, Party A should prepare the relevant registration forms and send signed copies to Party B , and should further assist in all procedures required for arranging such registration.

e.	In the event of damage or reduction of value to the objectives of the Pledge, regardless of if such loss is the fault of Party A, Party B may request within a reasonable period of time that Party A provide a guarantee or other substitute approved by Party B which is equivalent to the lost value. If Party A fails to provide a guarantee or other substitute of that request within a reasonable time limit, then Party B may request Party A immediately pay off the creditor’s rights under the Security Interests and also implement all rights stipulated by law and this contract.

6.	Agreements regarding interest derived from the Pledge’s objectives.

a.	Party A shall deliver to Party B all derivative income from the Pledge’s objectives (including but not limited to cash interest, stock dividends, or other related derivative income). The aforementioned income issued after the establishment of the Pledge shall also apply.

7.	Contact under this Contract

a.	If Party A changes their address of residence or communication which are recorded in this Contract, Party A shall immediately notify Party B in writing. If no notice is sent, then the address contained in this Contract will suffice as the place of service for Party A. After Party B has sent relevant documents to the address provided in this Contract for Party A, it will be understood to have been delivered within the typical postal period.

8.	Agreement Regarding the Collection, Use, and Processing of Data/Information

a.	Party A agrees that Party B may collect its data for purposes of computer processing, exploitation, or international transmission. Party B may also provide such data to relevant, separate parties for further use.

9.	Fee Agreement

a.	Party A will bear all expenses relating to the registration, establishment, modification, or other rental fees necessary for the Pledge’s objectives.

10.	Applicable Law and Governing Court

a.	In the event of a lawsuit arising from this contract, both Parties agree that the laws of the Republic of China (Taiwan) govern as the applicable law. Additionally, both Parties accept the Northern Taiwan Court as the court of original jurisdiction.

11.	Unspecified Matters

a.	In the event there are matters not resolved by this contract, the Parties will resolve them in accordance with Party A and Aerkomm Inc.’s Equity Sales, relevant governing law within the Republic of China (Taiwan), principles of good faith, and mutual/honorable consultation.

12.	Number of Contracts

a.	This Contract has been duplicated so that each Party may hold a copy.

Attached: A copy of the Equity Sales Contract between Party A and Aerkomm Inc. is attached.

The Contracting Parties:

Party A: dMobile Systems Co. Ltd.

Unified ID Number: 2795766

Representative: Shengjun Zhang

Address: 3rd Floor, No. 77 Hengyang Road, Zhongzheng District, Taipei City

Party B: Zhiming Xu

ID Number: Q122269543

Address: (Left blank in the document)

12/29/2022

3